Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mr. Frank Silvestro
Chairman, Board of Directors
(716) 684-8060
fsilvestro@ene.com

Ecology and Environment, Inc. Welcomes Dr. Michael R. Cellino to its Board of Directors

LANCASTER, N.Y., January 5, 2015 – Ecology and Environment, Inc. (E & E) (NASDAQ: EEI) has announced that Dr. Michael R. Cellino will be joining its Board of Directors as an Independent Director and as a member of the Audit Committee.

Dr. Cellino is a physician with a license to practice medicine from New York State, and is board certified in internal medicine.  Dr. Cellino has been a shareholder and employee of Buffalo Medical Group, PC, located in Buffalo, New York, since 1991, where he has served in various governance roles, including Corporation Secretary, Chairman of the Governance Committee, Chairman of the Budget and Audit Committee and a member of the Finance Committee.

Headquartered in Lancaster, N.Y., E & E has completed thousands of projects for a wide variety of clients, including some of the most iconic, high-profile projects in the world. E & E is listed on the NASDAQ under the symbol EEI, and the information contained in this press release is available on the Company’s website at www.ene.com.